Exhibit 8.1
August 12, 2011
Crude Carriers
     3 Iassonos Street
          Piraeus 18537, Greece
Ladies and Gentlemen:
     We have acted as United States federal income tax counsel to Crude Carriers Corp. (“Crude”), a Marshall Islands corporation, in connection with the proposed merger (the “Merger”) of Poseidon Project Corp. (“Poseidon”), a Marshall Islands corporation that is a wholly owned subsidiary of Capital Product Partners L.P. (“CPLP”), a Marshall Islands limited partnership, with and into Crude, pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of May 5, 2011, among Crude, Poseidon, CPLP, and Capital GP L.L.C., a Marshall Islands limited liability company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.
     In providing our opinion, we have examined the Agreement, the Registration Statement, the prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement or the

Registration Statement regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, the covenants contained in the Agreement. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.
     We hereby confirm to you our opinion as set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences to Crude Shareholders,” subject to the qualifications, exceptions, assumptions and limitations contained therein, insofar as it relates to matters of United States federal income tax law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP